As filed with the Securities and Exchange Commission on October 29, 1999
                                                     Registration No. 333-_____

   =========================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               -------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               -------------------


                             INTERWORLD CORPORATION
               (Exact name of registrant as specified in charter)

    Delaware                          7372                      13-3818716
(State or other                 (Primary Standard            (I.R.S. Employer
jurisdiction of             Industrial Classification     Identification Number)
incorporation or                   Code Number)
 organization)

                               -------------------

                          395 HUDSON STREET, 6TH FLOOR
                            NEW YORK, NEW YORK 10014
                                 (212) 301-2500
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)


                             INTERWORLD CORPORATION
                          EMPLOYEE STOCK PURCHASE PLAN
                            (Full title of the plan)

                               -------------------

                             AMY AGUILAR-BROWN, ESQ.
                   Vice President, Legal Affairs and Secretary
                             Interworld Corporation
                          395 Hudson Street, 6th Floor
                            New York, New York 10014
                                 (212) 301-2500
            (Name, address, including zip code, and telephone number,
              including area code, of agent for service of process)

                               -------------------

                                 With copies to:

                              James M. Lurie, Esq.
                        O'Sullivan Graev & Karabell, LLP
                              30 Rockefeller Plaza
                            New York, New York 10112
                                 (212) 408-2400
                               -------------------

                         CALCULATION OF REGISTRATION FEE

===============================  =================  ================  ================  ==============
                                                       Proposed           Proposed
                                      Amount            Maximum           Maximum         Amount of
    Title of Each Class of             to be         Offering Price      Aggregate       Registration
  Securities to be Registered       Registered*        Per Share*     Offering Price**       Fee
-------------------------------  -----------------  ----------------  ----------------  --------------
Common stock, par value
 Common Stock; $.01 par value     1,000,000 shares       $41.625       $41,625,000.00     $11,571.25
===============================  =================  ================  ================  ==============

* Plus an indeterminate number of additional shares which may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

** Estimated pursuant to Rules 457(c) and (h) under the Securities Act of 1933, as amended (the "Securities Act"), based on the average of the high and low prices for the Common Stock as quoted on the Nasdaq National Market on October 27, 1999.

                                     PART I

                           INFORMATION REQUIRED IN THE
                            SECTION 10(A) PROSPECTUS

     The document(s) containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1). Such documents are not being filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.


                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item  3. Incorporation of Documents by Reference

     (a)  The  following   documents,   which  have  been  filed  by  Interworld
          Corporation, a Delaware corporation (the "Corporation"), with the Commission, are incorporated herein by reference:

         (i) The Corporation's definitive Prospectus dated August 11, 1999, as filed with the Commission pursuant to the Securities Act.

         (ii) The Corporation's Form 10-Q for the three and nine months ended September 30, 1999 as filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act").

         (iii) The   description   of  the  Common   Stock   contained   in  the
               Corporation's Registration Statement on Form 8-A, filed with the Commission pursuant to the Exchange Act.

     (b) In addition, all documents filed by the Corporation with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of the filing of such documents.

Item  4. Description of Securities

     Not applicable.

Item  5. Interests of Named Experts and Counsel

     The O'Sullivan Graev & Karabell Profit Sharing Plan owns 22,500 shares of common stock of the Corporation, and Robert Seber, a member of the firm owns 5,000 shares of common stock of the Corporation.

Item  6. Indemnification of Directors and Officers

     Section 145 of the Delaware General Corporation Law (the "DGCL") authorizes a court to award or a corporation's Board of Directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Exchange Act. Articles Nine and Ten of the Corporation's Restated Certificate of Incorporation provide for indemnification of its directors and officers and permissible indemnification of employees and other agents to the maximum extent permitted by the DGCL.

     Reference is made to the form of Director Indemnification Agreement filed as Exhibit 10.3 to the Corporation's Registration Statement on Form S-1 (File No. 333-79879) (the "Form S-1"), which provides for indemnification of directors.

     Reference is made to the form of  Underwriting  Agreement  filed as Exhibit
1.1 to the Form S-1, which sets forth certain indemnification provisions.

     In addition, the Corporation maintains liability insurance for its officers and directors.

Item  7. Exemption from Registration Claimed

     Not applicable.

ITEM  8. Exhibits

  Exhibit                           Description
  -------                           -----------
    No.
    --
    4.1 Amended and Restated Certificate of Incorporation of InterWorld Corporation

    4.2 By-laws of InterWorld Corporation (filed as Exhibit 3.2 to the Form S-1 and incorporated herein by reference)

    4.3   InterWorld  Corporation Employee Stock Purchase Plan (filed as Exhibit
          10.2 to the Form S-1 and incorporated herein by reference)

     5 Opinion of O'Sullivan Graev & Karabell, LLP (including the consent of such firm) regarding the legality of securities being offered

   23.1 Consent of O'Sullivan Graev & Karabell, LLP (included in their opinion filed as Exhibit 5 hereto)

   23.2   Consent of PricewaterhouseCoopers LLP

    24    Powers of Attorney (See page 4 of this Registration Statement)


Item  9. Undertakings

     (a) The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;


              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided,  however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the
--------   -------
registration statement is on Form S-3, Form S-8, or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3)   To  remove  from   registration  by  means  of  a  post-effective
               amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
          Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 29th day of October, 1999.

                                                     INTERWORLD CORPORATION

                                            By:     /s/ Michael J. Donahue
                                                 -------------------------------
                                                 Michael J. Donahue
                                                 Chairman

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below under the heading "Signature" constitutes and appoints Michael J. Donahue, Alan J. Andreini and Peter Schwartz, or any of them, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any or all Registration Statements on Form S-8 with respect to any securities to be offered and issued by InterWorld Corporation, a Delaware corporation (the "Registrant"), pursuant to any employee benefit plan (as such term is defined in the General Instructions to Form S-8) of the Registrant and any or all amendments to any such Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed on the 29th day of October, 1999, by the following persons in the capacities indicated.

               SIGNATURE                               TITLE
               ---------                               -----

         /s/ Alan J. Andreini
--------------------------------------
            Alan J. Andreini           President and Chief Executive Officer
                                       (principal executive officer) and
                                       Director

          /s/ Peter Schwartz
--------------------------------------
           Peter Schwartz              Chief Financial Officer (principal
                                       financial and accounting officer)

        /s/ Michael J. Donahue
--------------------------------------
          Michael J. Donahue           Chairman

        /s/ Kenneth G. Langone
--------------------------------------
          Kenneth G. Langone           Director

        /s/ Joseph C. Robinson
--------------------------------------
          Joseph C. Robinson           Director

           /s/ Yves Sisteron
--------------------------------------
             Yves Sisteron             Director

           /s/ Jack Slevin
--------------------------------------
              Jack Slevin              Director

            /s/ Russell West
--------------------------------------
              Russell West             Director

  Exhibit                  Description                               PAGE
  -------                  -----------                               ----
    No.
    ---
    4.1   Amended and Restated Certificate of
          Incorporation of InterWorld Corporation                    II-7

    4.2   By-laws of InterWorld Corporation (filed as
          Exhibit 3.2 to the Form S-1 and incorporated herein by reference)

    4.3   InterWorld Corporation Employee Stock Purchase
          Plan (filed as Exhibit 10.2 to the Form S-1 and incorporated herein by reference)

     5    Opinion of O'Sullivan Graev & Karabell, LLP
          (including the consent of such firm)
          regarding the legality of securities being
          offered                                                   II-13

   23.1   Consent of O'Sullivan  Graev & Karabell,  LLP
          (included in their opinion filed as Exhibit 5 hereto)

   23.2   Consent of PricewaterhouseCoopers LLP                     II-14

    24    Powers of Attorney (See page 4 of this
          Registration Statement)

                                                                    EXHIBIT 4.1
                                                                    -----------

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                             INTERWORLD CORPORATION

             -------------------------------------------------------


                                    ARTICLE I

                                      NAME

     The name of the corporation is InterWorld Corporation (the "Corporation").


                                   ARTICLE II

                           REGISTERED OFFICE AND AGENT

     The address of the initial registered office of this corporation in this state is c/o National Registered Agents, Inc., 9 East Loockerman Street, City of Dover, County of Kent, State of Delaware 19901 and the name of the registered agent at said address is National Registered Agents, Inc.

                                  ARTICLE III

                               OBJECT AND PURPOSES

     The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the corporation laws of the State of Delaware.

                                   ARTICLE IV

                                  CPITAL STOCK

     The Corporation shall be authorized to issue 115,000,000 shares of all classes, consisting of (i) 100,000,000 shares of Common Stock, $.01 par value (the "Common Stock"), and (ii) 15,000,000 shares of Preferred Stock, $.01 par value (the "Preferred Stock").

     Subject to the limitations and in the manner provided by law, shares of the Preferred Stock may be issued from time to time in series, and the Board of Directors of the Corporation or a duly-authorized committee of the Board of Directors of the Corporation, in accordance with the laws of the State of Delaware, is hereby authorized to determine or alter the relative rights, powers (including voting powers), preferences, privileges and restrictions granted to or imposed upon Preferred
Stock or any wholly unissued series of shares of Preferred Stock, and to increase or decrease (but not below the number of shares of any series of Preferred Stock then outstanding) the number of shares of any such series subsequent to the issue of shares of that series. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall upon the taking of any action required by applicable law resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

                                    ARTICLE V

                                    DIRECTORS

     1. The number of directors of the corporation shall be such as from time to time shall be fixed by, or in the manner provided in the By-Laws. Election of directors need not be by ballot unless the By-Laws so provide.

     2. The Board of Directors shall have power without the assent or vote of the stockholders:

          (a) To make, alter, amend, change, add to or repeal the By-Laws of the corporation; to fix and vary the amount to be reserved for any proper purpose; to authorize and cause to be executed mortgages and liens upon all or any part of the property of the corporation; to determine the use and disposition of any surplus or net profits; and to fix the times for the declaration and payment of dividends.

          (b) To determine from time to time whether, and to what times and places, and under what conditions the accounts and books of the corporation (other than the stock ledger) or any of them, shall be open to the inspection of the stockholders.

     3. The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and as binding upon the corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the corporation, whether or not the contract or act would otherwise be open to legal attack because of directors' interest, or for any other reason.

     4. In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this certificate, and to any by-laws from time to time made by the stockholders; provided, however, that no by-laws so made shall invalidate any prior act of the directors which would have been valid if such by-law had not been made.

                                   ARTICLE VI

                          INDEMNIFICATION OF DIRECTORS

     No director shall be liable to the corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except with respect to (1) a breach of the director's duty of loyalty to the corporation or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) liability under
Section 174 of the Delaware General Corporation Law or (4) a transaction from which the director derived an improper personal benefit, it being the intention of the foregoing provision to eliminate the liability of the corporation's directors to the corporation or its stockholders to the fullest extent permitted by Section 102(b)(7) of the Delaware General Corporation Law, as amended from time to time. The corporation shall indemnify to the fullest extent permitted by Sections 102(b)(7) and 145 of the Delaware General Corporation Law, as amended from time to time, each person that such Sections grant the corporation the power to indemnify.

                                   ARTICLE VII

                    COMPROMISE OR ARRANGEMENT WITH CREDITORS

     Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court or equitable jurisdiction within the State of Delaware, may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of
Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths (3/4) in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

                                  ARTICLE VIII

                                   AMENDMENTS

     The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                             INTERWORLD CORPORATION

                        --------------------------------


     InterWorld Corporation, a Delaware corporation (the "Corporation"), does hereby certify that:

     FIRST: The present name of the Corporation is "InterWorld Corporation." The Corporation was originally incorporated under the name "InterWorld Technology Ventures, Inc." The date of filing of the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was March 28, 1995. An Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on July 12, 1996. An Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on December 17, 1996. An Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on May 21, 1997. An Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on September 10, 1997. An Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on February 20, 1998. A Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on January 12, 1999. An Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on August 10, 1999.

     SECOND: This Amended and Restated Certificate of Incorporation (the "Certificate") amends and restates in its entirety the present Certificate of Incorporation of the Corporation. This Certificate has been duly adopted and approved by the Board of Directors of the Corporation by unanimous written consent in lieu of a meeting thereof in accordance with the provisions of Sections 141(f), 242 and 245 of the General Corporation Law of the State of Delaware and by the Stockholders of the Corporation by written consent in lieu of a meeting thereof in accordance with the provisions of Sections 228(a), 242 and 245 of the General Corporation Law at the State of Delaware.

     THIRD: This Certificate shall become effective immediately upon its filing with the Secretary of State of the State of Delaware.

     FOURTH:  Upon the  filing  with  the  Secretary  of  State of the  State of
Delaware of this Certificate, the Certificate of Incorporation of the Corporation shall be amended and restated in its entirety to read as set forth on Exhibit A attached hereto.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by a duly authorized officer this the __ day of August, 1999 and hereby affirms that the facts stated herein are true.

                                                 INTERWORLD CORPORATION

                                     By:       /s/ Alan J. Andreini
                                           -------------------------------------
                                           Alan J. Andreini
                                           President and Chief Executive Officer

                                                                      EXHIBIT A
                                                                      ---------
                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                             INTERWORLD CORPORATION

                                                                       EXHIBIT 5
                                                                       ---------

                                            October 29, 1999

InterWorld Corporation
395 Hudson Street, 6th Floor
New York, New York  10014

                             InterWorld Corporation
                1,000,000 Shares of Common Stock, $.01 Par Value
                ------------------------------------------------

Dear Sirs:

     We have acted as counsel to InterWorld Corporation, a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, of 1,000,000 shares (the "Shares") of Common Stock, $.01 par value, of the Company for issuance to certain employees pursuant to the Company's Employee Stock Purchase Plan (the "Plan").

     In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents.

     Based upon the foregoing, we are of the opinion that the issuance of the Shares pursuant to the Plan have been duly authorized and, when issued, delivered and paid for in accordance with the provisions of the Plan, the Shares will be validly issued, fully paid and nonassessable.

     We are admitted to the Bar of the State of New York and we express no opinion as to the laws of any other jurisdiction other than the General
Corporation Law of the State of Delaware and the federal laws of the United States of America.

     We hereby consent to the inclusion of this opinion as Exhibit 5 to the Registration Statement on Form S-8 being filed by the Company to register the Shares. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                                            Very truly yours,

                                            /s/ O'Sullivan Graev & Karabell, LLP

                                                                    EXHIBIT 23.2
                                                                    ------------

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS
                    -----------------------------------------


We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 3, 1999 relating to the financial statements and financial statement schedules, which appears in Interworld Corporation's Registration Statement on Form S-1 dated August 9, 1999.



PricewaterhouseCoopers LLP


New York, New York
October 27, 1999